UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2020

CTO Realty Growth, Inc.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)

	1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida (Address of principal executive offices)	32114 (Zip Code)

Registrant’s telephone number, including area code: (386) 274-2202

Consolidated-Tomoka Land Co.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
COMMON STOCK, $1.00 PAR VALUE PER SHARE	CTO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of CTO Realty Growth, Inc. (the “Company”) has approved the second amended and restated employment agreement (the “Employment Agreement”) between the Company and its President and Chief Executive Officer, John P. Albright, age 54.  The Employment Agreement is effective as of July 29, 2020 and replaces the prior amended and restated employment agreement of Mr. Albright dated May 20, 2015 (as heretofore amended, the “Prior Employment Agreement”). The Employment Agreement has an initial term of one year, ending on July 29, 2021, with automatic one-year extensions thereafter unless a written notice of non-extension is delivered 60 days prior to the expiration of the then-current term.

The material elements of the Employment Agreement are as follows:

·	Base Salary: Mr. Albright’s base salary is set at an annual rate of $565,000.
·

Cash Incentive Compensation:  For each fiscal year during his employment, Mr. Albright will be eligible to earn annual cash incentive compensation, payable in accordance with the Company’s executive compensation program.  Currently, the Company’s cash incentive program is governed by its 2017 Executive Annual Cash Incentive Plan, which provides that Company executives are entitled to receive a cash bonus equal to a percentage of their annual base salary based upon the attainment of certain corporate and individual performance goals set by the Compensation Committee of the Board.

·

Long-Term Incentive Compensation:  For each fiscal year during his employment, Mr. Albright will be eligible to receive an award of long-term equity incentive compensation, to be granted in accordance with the Company’s executive compensation program in effect from time to time.  Currently, the Company’s long-term equity incentive compensation is governed by its Second Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”). Awards under the 2010 Plan are granted by the Compensation Committee of the Board.

·

Employee Benefit Programs:  For the term of his employment, Mr. Albright is eligible to participate in any retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, medical and dental insurance.

·

Termination and Severance Benefits:  If Mr. Albright’s employment is terminated by the Company without cause, the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.  If, during the 24 month period after a change in control of the Company (as defined in the Employment Agreement), Mr. Albright’s employment is terminated by the Company other than for cause or Mr. Albright voluntarily terminates employment for good reason (as defined in the Employment Agreement), he will receive separation pay in an amount equal to the sum of (x) 275% of his then-current base salary and (y) his then-current annual target bonus in one lump sum payment on the forty-fifth day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. The above severance benefits are consistent with severance benefits provided under the Prior Employment Agreement.

·

Termination due to Death or Disability:  If Mr. Albright’s employment is terminated due to death or total disability (as defined in the Employment Agreement), he will be entitled to any unpaid accrued base salary and other benefits earned and accrued under the Employment Agreement through the date of termination of employment plus any other compensation that may be earned and unpaid, including any amount earned as of the termination date under any executive compensation program and any long-term equity incentive compensation agreements.

·

Corporate Opportunity:  During Mr. Albright’s employment with the Company, he will submit to the Board all business, commercial and investment opportunities or offers presented to him or of which he becomes aware which relate to the scope of the current business engaged in by the Company, and will not accept or pursue, directly or indirectly, any corporate opportunities on his own behalf.

·

Non-Competition/Non-Solicitation:  The Employment Agreement provides for customary non-competition and non-solicitation covenants that apply for a period of up to one year after termination of employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement which is filed herewith as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amended and Restated Employment Agreement by and between CTO Realty Growth, Inc. and John P. Albright, made and entered into as of July 29, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2020

CTO Realty Growth, Inc.

By: /s/Mark S. Patten

Senior Vice President, Chief Financial Officer